Exhibit 10.1
Execution Version

THIRD AMENDMENT TO THE
THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT AND
CONVERSION AGREEMENT

This THIRD AMENDMENT TO THE THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT AND THE CONVERSION AGREEMENT (collectively, this “Amendment”), dated as of April 22, 2014, is by and among (i) Asian Coast Development (Canada) Ltd., a British Columbia corporation (the “Company”), (ii) Harbinger II S.à r.l., Blue Line ACDL, Inc., Breakaway ACDL, Inc., Credit Distressed Blue Line Master Fund, Ltd., Global Opportunities Breakaway Ltd., Harbinger China Dragon Intermediate Fund, L.P., Harbinger Capital Partners Master Fund I, Ltd. (as applicable) and Harbinger Capital Partners Special Situations Fund, L.P. (as applicable), (iii) PNK Development 18, LLC, a Delaware limited liability company and a subsidiary of Pinnacle Entertainment, Inc., a Delaware corporation (such subsidiary, “Pinnacle”) and (iv) PNK Development 31, LLC, a Delaware limited liability company and a subsidiary of Pinnacle Entertainment, Inc., and is being entered into in order to amend (a) the Third Amended and Restated Shareholders Agreement dated as of May 24, 2013 (the “Shareholders Agreement”), as amended on November 21, 2013, and on January 17, 2014, by and among the parties and (b) the Conversion Agreement (as herein below defined).

WHEREAS:

A.	The Company, Harbinger II S.à r.l. and Global Opportunities Breakaway Ltd. entered into a Convertible Loan Agreement dated as of April 22, 2014 (the “April 2014 Loan Agreement”); and

B.	The parties wish to amend the Shareholders Agreement and the Conversion Agreement to, inter alia, provide Pinnacle with lookback protection with respect to the April 2014 Loan Agreement.
NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Shareholders Agreement.
2.    Amendments to the Shareholders Agreement.

(a)	Section 6.1(a)(vi) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:
“(vi) issue or sell any capital stock of any class or series or any other securities of the Company, or issue or grant any warrants, rights or options, or securities that are exchangeable for, or convertible into, shares of the Company’s capital stock, except for security issuances resulting from rights granted as of the date hereof or contemplated herein (including without limitation, (A) the grant or exercise of (1) the Pinnacle Option, (2) the Backstop Warrants, (3) the May 2013 Warrants, (4) the Alternate May 2013 Warrants, (5) the November 2013 Warrants, (6) the Alternate November 2013 Warrants, (7) the January 2014 Warrants, (8) the Alternate January 2014 Warrants, (9) the April 2014 Warrants, (10) the Alternate April 2014 Warrants or (11) the Pinnacle Backstop Warrants or Alternate Backstop Warrants, (B) top-up issuances pursuant to the 2011 Harbinger Subscription Agreement or the Pinnacle Subscription Agreement, (C) the issuance, sale, grant, exercise, conversion or exchange of securities pursuant to any Future Funding or Replacement Funding, (D) the exercise of options or warrants outstanding as of the date hereof or (E) the conversion of convertible securities outstanding as of the date hereof);”

(b)	Section 6.4(e) (Zero Consideration Issuance Protection Rights) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“(e)    Zero Consideration Issuance Protection Rights. Harbinger, on behalf of itself and its Entity Affiliates, agrees that any Harbinger Zero Consideration Rights shall terminate and be of no further force or effect upon (i) the consummation of a Qualified IPO, unless and to the extent that Harbinger and Pinnacle mutually agree in writing that such rights should not be terminated upon the consummation thereof, or (ii) the conversion of all Series V Preferred Shares and Class VI Preferred Shares in a Qualifying Conversion. Harbinger, on behalf of itself and its Entity Affiliates, further agrees that (i) neither the issuance nor exercise of the Pinnacle Option, any Pinnacle Backstop Warrant, any Additional Backstop Warrant, any Alternate Backstop Warrant, any May 2013 Warrant, any Alternate May 2013 Warrant, any November 2013 Warrant, any Alternate November 2013 Warrant, any January 2014 Warrant, any Alternate January 2014 Warrant, any April 2014 Warrant or any Alternate April 2014 Warrant is a zero consideration issuance and (ii) neither such issuance or such exercise shall give rise to any anti-dilution adjustment, zero consideration adjustment or other similar anti-dilution or zero consideration equity adjustment or equity issuance rights in favor of Harbinger or any of its Entity Affiliates.”

(c)	Section 6.7 (Related Provisions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:
“(a)     In case the Company shall propose (i) to pay any dividend, make any interest payment or other payment or distribution in respect of any Backstop Advances, Additional Backstop Warrants, May 2013 Advances, May 2013 Warrants, November 2013 Advances, November 2013 Warrants, January 2014 Advances, January 2014 Warrants, April 2014 Advances, April 2014 Warrants, Common Shares or Class VII Non-Voting Shares, in cash or in any form other than additional Securities (excluding interest accruals contemplated by the Backstop Loan Agreement, the May 2013 Loan Agreement, the November 2013 Loan Agreement, the January 2014 Loan Agreement and the April 2014 Loan Agreement), (ii) any repurchase, retirement, redemption, refinancing, exchange, conversion or other similar action with respect to any Backstop Advances, Additional Backstop Warrants, May 2013 Advances, May 2013 Warrants, November 2013 Advances, November 2013 Warrants, January 2014 Advances, January 2014 Warrants, April 2014 Advances, April 2014 Warrants, Common Shares or Class VII Non-Voting Shares, (iii) to effect any reclassification or capital reorganization, (iv) to effect any consolidation, merger or sale, organic change, transfer or other disposition of all or substantially all of its property, assets or business, or (v) to effect the liquidation, dissolution or winding up of the Company, then in each such case, at least twenty (20) Business Days before such action, the Company shall deliver to Pinnacle a written notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such dividend, interest or other payment or distribution or rights, or the date on which such repurchase, retirement, redemption, exchange, conversion or other similar action, refinancing, reclassification, reorganization, consolidation, merger, sale, organic change, transfer, disposition, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of any Backstop Advances, Additional Backstop Warrants, May 2013 Advances, May 2013 Warrants, November 2013 Advances, November 2013 Warrants, January 2014 Advances, January 2014 Warrants, April 2014 Advances, April 2014 Warrants, Common Shares or Class VII Non-Voting Shares, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on any Backstop Advances, Additional Backstop Warrants, May 2013 Advances, May 2013 Warrants, November 2013 Advances, November 2013 Warrants, January 2014 Advances, January 2014 Warrants, April 2014 Advances, April 2014 Warrants, Common Shares or Class VII Non-Voting Shares.
(b)    In case Harbinger or its Entity Affiliates shall propose to sell, transfer or otherwise dispose of all or a portion of its Backstop Advances, Additional Backstop Warrants, May 2013 Advances, May 2013 Warrants, November 2013 Advances, November 2013 Warrants, January 2014 Advances, January 2014 Warrants, April 2014 Advances or April 2014 Warrants, then in each such case, at least twenty-five (25) Business Days before such action, Harbinger shall deliver to Pinnacle a written notice of such proposed action. This twenty-five (25) Business Day notice period shall run concurrently with the time periods set forth in the various Transfer related provisions set forth in Article 3.
(c)    The Company shall take all such action as may reasonably be required to give effect to any assignment undertaken in accordance with this Section 6.7, the Backstop Loan Agreement, the relevant Additional Backstop Warrants, the May 2013 Loan Agreement, the relevant May 2013 Warrants, the November 2013 Loan Agreement, the relevant November 2013 Warrants, the January 2014 Loan Agreement, the relevant January 2014 Warrants, the April 2014 Loan Agreement and the relevant April 2014 Warrants.
(d)    For purposes of clarity, Pinnacle’s right to acquire Backstop Assets, May 2013 Assets, November 2013 Assets, January 2014 Assets and April 2014 Assets from Harbinger and its Entity Affiliates shall be governed by Section 6.5, Section 6.6, Section 6.7, Section 6.8 (in the case of Backstop Assets), Section 6.11, Section 6.12, and Section 6.13, and not Section 6.2 of this Agreement.”

(d)	The following section is added to Article 6 (Consent Rights and Additional Covenants) of the Shareholders Agreement as the new section 6.13 (April 2014 Loan Agreement Lookback Protection):
“Section 6.13 April 2014 Loan Agreement Lookback Protection
(a)During the April 2014 Lookback Period, Pinnacle (together with its Entity Affiliates) shall have the right to require each April 2014 Subscriber to assign to Pinnacle up to the April 2014 Proportionate Amount of all April 2014 Advances made by, or for and on behalf of, such April 2014 Subscriber as calculated below:
(i)up to but not including the First April 2014 Anniversary, Pinnacle (together with its Entity Affiliates) shall have the right, by delivering written notice to the Harbinger Agent, to require each April 2014 Subscriber to assign to Pinnacle up to the April 2014 Proportionate Amount of all April 2014 Advances made by, or for and on behalf of, such April 2014 Subscriber; and
(ii)from the First April 2014 Anniversary up to and including the Third April 2014 Anniversary, Pinnacle (together with its Entity Affiliates) shall have the right, by delivering written notice to the Harbinger Agent, to require each April 2014 Subscriber to assign to Pinnacle up to the Sliding Proportionate April 2014 Amount of all April 2014 Advances made by, or for and on behalf of, such April 2014 Subscriber. For purposes of this subsection, the “Sliding Proportionate April 2014 Amount” means an amount determined by multiplying (A) the April 2014 Proportionate Amount by (B) the quotient obtained by dividing (1) the total number of days between (and including) (x) the date of exercise of Pinnacle’s right to purchase the Sliding Proportionate April 2014 Amount and (y) the Third April 2014 Anniversary, by (2) seven hundred and thirty (730). Such adjustment to the April 2014 Proportionate Amount in arriving at the Sliding Proportionate April 2014 Amount shall be referred to as the “Sliding April 2014 Adjustment”.

(b)Solely for purposes of this Section 6.13:
(i)the “April 2014 Proportionate Amount” applicable to an assignment to Pinnacle and its Entity Affiliates pursuant to this Section 6.13 of a portion of all April 2014 Advances made by, or for and on behalf of, a April 2014 Subscriber shall equal:
(A)twenty-seven percent (27%), multiplied by

(B)	the amount of all such April 2014 Advances, net of any repayments or prepayments thereon.

(c)In the event of a sale, transfer or other disposition by a April 2014 Subscriber of all or any portion the April 2014 Advances, the April 2014 Warrants or all or any portion of its commitment under the April 2014 Loan Agreement to make a April 2014 Advance (the April 2014 Advances, the April 2014 Warrants, such commitment under the April 2014 Loan Agreement to make a April 2014 Advance and any April 2014 PIK Securities are each referred to herein as a “April 2014 Asset” and, collectively, as the “April 2014 Assets”) to an unaffiliated third party which would cause such April 2014 Subscriber to hold less than twenty-seven percent (27%) of its original interest in any April 2014 Asset (the “Minimum April 2014 Retained Original Interest”), such transferee shall, as a condition to the completion of such sale, transfer or other disposition, assume the obligations of such April 2014 Subscriber hereunder, provided, however, only in respect of such portion of the percentage of the April 2014 Asset so acquired by the transferee as relates to the shortfall in such April 2014 Subscriber’s Minimum April 2014 Retained Original Interest; provided, however that in the event of a sale, transfer or other disposition by a April 2014 Subscriber of all or any portion a April 2014 Asset to Harbinger or any of its Entity Affiliates, such transferee shall, as a condition to the completion of such sale, transfer or other disposition, assume the obligations of a April 2014 Subscriber hereunder related to the percentage of the April 2014 Asset so acquired; provided, further that the required assumption of the obligations of a April 2014 Subscriber under this Section 6.13(c) shall not apply in the case of a sale, transfer or other disposition by a April 2014 Subscriber to Pinnacle or its Entity Affiliates. An assumption of the obligations by a transferee as set forth in and required by this Section 6.13(c) shall be in writing in a form reasonably satisfactory to Pinnacle. For the avoidance of doubt, the obligation of a transferor to ensure that a transferee of a April 2014 Asset becomes subject to this Section 6.13(c) and assumes the obligations hereunder relating to such April 2014 Asset shall apply to successive sales, transfers and other dispositions of such April 2014 Asset and to subsequent transferors and transferees thereof, except in the case of a transfer to Pinnacle or its Entity Affiliates.

(d)The purchase price payable by Pinnacle (or its Entity Affiliates purchasing a part of a April 2014 Advance) to a April 2014 Subscriber for an assignment of a part of a April 2014 Advance under this Section 6.13 shall be an amount equal to one hundred percent (100%) of the original principal amount of the portion of such April 2014 Advance being assigned, net of any repayments or prepayments received by such April 2014 Subscriber as of immediately prior to the effective time of such assignment to Pinnacle or its Entity Affiliates. Such assignment shall exclude any and all accrued but unpaid interest on the original principal amount of such April 2014 Advance so assigned up to (but not including)

the date of such assignment, which excluded interest shall continue to be payable by the Company to that April 2014 Subscriber.

(e)The parties shall consummate such assignment (including the assignments of April 2014 Warrants contemplated by Section 6.13(f) and of April 2014 PIK Securities contemplated by Section 6.13(g)) by a April 2014 Subscriber to Pinnacle on a Business Day within fifteen (15) Business Days of the giving of such written notice of exercise by Pinnacle to the Harbinger Agent. The assigning April 2014 Subscriber or Pinnacle shall deliver to the Company the fully executed document(s) pursuant to which such assignment was effected, together with all information reasonably required by the Company to determine the appropriate future payments to be made by the Company to the assigning April 2014 Subscriber and Pinnacle in respect of such April 2014 Advance.

(f)The right of Pinnacle (together with its Entity Affiliates) to require an assignment from each April 2014 Subscriber of a part of all April 2014 Advances made by, or for and on behalf of, such April 2014 Subscriber pursuant to this Section 6.13 shall include the right of Pinnacle to acquire from each April 2014 Subscriber on the date of such assignment, at no additional cost to Pinnacle, subject to compliance with Applicable Laws, the April 2014 Warrants issued to such April 2014 Subscriber covering the number of Common Shares equal to:

(i)
(A)     the number of Common Shares covered by such April 2014 Warrant, in the aggregate, originally issued to such April 2014 Subscriber (as such number of Common Shares may be adjusted pursuant to the terms of such April 2014 Warrant), multiplied by

(B) twenty-seven percent (27%);

(ii)multiplied by (1) the portion of the April 2014 Advance(s) acquired by Pinnacle (and/or its Entity Affiliates) from such April 2014 Subscriber, divided by (2) the maximum portion of the April 2014 Advances that Pinnacle (and its Entity Affiliates) are entitled to acquire from such April 2014 Subscriber pursuant to Section 6.13(a) as of the date of such assignment (and for the avoidance of doubt, Pinnacle and its Entity Affiliates shall remain entitled to acquire such April 2014 Warrants covering their full entitlement of Common Shares notwithstanding any repayment or prepayment of the associated April 2014 Advance);

(iii)multiplied by the Sliding April 2014 Adjustment, if and as applicable;
provided, however, that, such April 2014 Warrants shall be assigned to Pinnacle and/or its Entity Affiliates notwithstanding that such assigned April 2014 Warrants have been exercised by the relevant April 2014 Subscriber in part prior to such assignment, and Pinnacle and/or its Entity Affiliates shall have the benefit of all remaining rights of such assigned April 2014 Warrants.
For the avoidance of doubt, any sales, transfers or other dispositions by Harbinger of any April 2014 Advances or April 2014 Warrants to any Persons other than Pinnacle and its Entity Affiliates shall not reduce the amount of April 2014 Warrants that Pinnacle or its Entity Affiliates are entitled to acquire pursuant to this Section 6.13(f).

(g)The right of Pinnacle (together with its Entity Affiliates) to purchase a part of a April 2014 Advance together with a portion of the April 2014 Warrants under this Section 6.13 shall include the right of Pinnacle (together with its Entity Affiliates) to acquire from Harbinger and its Entity Affiliates, at the time of its purchase of a portion of such April 2014 Advance and associated April 2014 Warrants, at a purchase price and on the timing set forth below, all Securities (other than the April 2014 Warrants themselves, which shall be included in the assignment of such April 2014 Advance and other than Common Shares issued upon exercise of the April 2014 Warrants not in contravention of the terms of this Agreement) received by, or accrued in favour of, Harbinger and its Entity Affiliates in respect of such April 2014 Advance or April 2014 Warrants as dividends (including, without limitation, accrued but undeclared dividends) or other payments or distributions (excluding interest (whether paid or accrued and unpaid) on such April 2014 Advance up to (but not including) the date of such purchase by Pinnacle (or its Entity Affiliates)) since the time Harbinger and/or its Entity Affiliates made such April 2014 Advance (the “April 2014 PIK Securities”).

(h)Pinnacle shall pay the consideration for April 2014 PIK Securities by issuing one or more promissory notes to Harbinger or its applicable Entity Affiliate:
(i)with an aggregate principal amount equal to the value of the April 2014 PIK Securities;

(ii)bearing no interest;

(iii)with the term (with payment in full being due on the last day of the term) being a period of time equal to the earliest to occur of (A) five (5) years, (B) a bona fide sale by Pinnacle of such April 2014 PIK Securities to an unaffiliated third party, or any other liquidity event involving such April 2014 PIK Securities in which cash is received in full satisfaction of such April 2014 PIK Securities (including, but not limited to, a redemption in full for cash of such April 2014 PIK Securities by the Company), or (C) a bona fide sale by Harbinger or its Entity Affiliates of all, but not less than all, of the April 2014 Advances related to the April 2014 PIK Securities by Harbinger or its Entity Affiliates to an unaffiliated third party, or any other liquidity event involving such April 2014 Advances in which cash is received in full satisfaction of such April 2014 PIK Securities (including, but not limited to, a repayment in full for cash of such April 2014 Advances by the Company and termination of any further obligation to lend with respect thereto); and

(iv)which shall be secured by a first priority security interest, in form and substance reasonably satisfactory to Harbinger, in the April 2014 PIK Securities.

(i)Each April 2014 Subscriber agrees, upon any exercise by Pinnacle or its Entity Affiliates of their right to acquire any April 2014 Assets of such April 2014 Subscriber, to transfer and assign good and marketable title to the relevant April 2014 Assets held by such April 2014 Subscriber to Pinnacle or its Entity Affiliates free and clear of any Liens. In the event that upon such exercise, in Pinnacle's reasonable determination, a April 2014 Subscriber is not able to assign good and marketable title to any relevant April 2014 Asset to Pinnacle or its Entity Affiliates free and clear of Liens (such subscriber in such case, a “Proposed April 2014 Subscriber Transferor”), then in addition to all other remedies at law and/or in equity that Pinnacle and/or its Entity Affiliates may have against such Proposed April 2014 Subscriber Transferor, upon Pinnacle's written notice to the Company (which notice shall state that Pinnacle had attempted to acquire April 2014 Assets from such Proposed April 2014 Subscriber Transferor identified in such notice in accordance with Section 6.13(a) and Section 6.13(f)), the following transactions shall be consummated so as to afford Pinnacle, to the maximum extent possible, the full benefit of its rights under Section 6.13:

(i)Pinnacle and/or its Entity Affiliates shall lend and the Company shall borrow from Pinnacle and/or its Entity Affiliates, on substantially the same terms and conditions as the April 2014 Advance (including with respect to maturity, interest rate and other terms), a principal amount equal to the portion of the Payment Amount (as such term is defined in the April 2014 Loan Agreement) of the April 2014 Advance that Pinnacle and/or its Entity Affiliates sought to acquire from such Proposed April 2014 Subscriber Transferor (such loan, an “Alternate April 2014 Loan”), which shall be recorded as set forth in the April 2014 Loan Agreement and have the same effect as if Pinnacle or such Entity Affiliate had received an assignment of a portion of a April 2014 Advance from the Proposed April 2014 Subscriber Transferor as the April 2014 Subscriber under Section 6.13(a);

(ii)the Company agrees to apply all the cash proceeds of the Alternate April 2014 Loan promptly to prepay to such Proposed April 2014 Subscriber Transferor its respective portion of such April 2014 Advance that Pinnacle and/or its Entity Affiliates had intended to acquire from such Proposed April 2014 Subscriber Transferor;

(iii)the holder of an Alternate April 2014 Loan shall be entitled to its proportionate interest in all of the benefits and security afforded to the April 2014 Subscribers under and pursuant to the April 2014 Loan Agreement. The Company, Harbinger and each of Harbinger’s relevant Entity Affiliates agree to execute and deliver all instruments and agreements, and to consent to such registrations, as may be required in the opinion of Pinnacle, acting reasonably, to properly entitle Pinnacle to all of the rights it would otherwise have been entitled to receive as if the April 2014 Assets referable to the April 2014 Advance, as replaced by the Alternate April 2014 Loan, were assigned to Pinnacle by such Proposed April 2014 Subscriber Transferor;

(iv)the number of Common Shares covered by the April 2014 Warrant of such Proposed April 2014 Subscriber Transferor shall be automatically reduced, and without requirement of any action on the part of such Proposed April 2014 Subscriber Transferor, by the number of Common Shares that would have been covered by such April 2014 Warrant (or portion thereof) assigned to Pinnacle and/or its Entity Affiliates pursuant to Section 6.13(f), and the Company shall notify such Proposed April 2014

Subscriber Transferor of the calculation of such reduction, which calculation shall be conclusive absent manifest error;

(v)the Company agrees to and shall issue a warrant or warrants (each, an “Alternate April 2014 Warrant”) to Pinnacle or its Entity Affiliates, in form and substance substantially identical to the form of April 2014 Warrant issued to such Proposed April 2014 Subscriber Transferor (excluding any of the provisions as shall not be applicable to Pinnacle and its Entity Affiliates including, without limitation, any restriction on exercise and any automatic reduction in the shares covered by such warrant relating to PNK Prepayments) covering the number of Common Shares covered by April 2014 Warrants Pinnacle and/or its Entity Affiliates sought to acquire from such Proposed April 2014 Subscriber Transferor under Section 6.13(f). An Alternate April 2014 Warrant shall be a April 2014 Warrant for all purposes of this Agreement as if Pinnacle or such Entity Affiliate had received an assignment of all or a portion of a April 2014 Warrant from a April 2014 Subscriber under Section 6.13(f); and

(vi)for greater clarity, the references to “Proposed April 2014 Subscriber Transferor” in this Section 6.13(i) shall not include Pinnacle and/or its Entity Affiliates.

(j)Each April 2014 Subscriber agrees that, during the April 2014 Lookback Period, it shall not exercise any April 2014 Warrant it holds with respect to more than:

(i)the number of such April 2014 Subscriber’s original Common Share Entitlement then exercisable under such April 2014 Warrant (as adjusted pursuant to the terms of such April 2014 Warrant); minus

(ii)the product of:

(A)twenty-seven percent (27%) of such April 2014 Subscriber’s original Common Share Entitlement then exercisable under such April 2014 Warrant (as adjusted pursuant to the terms of such April 2014 Warrant); multiplied by

(B)the Sliding April 2014 Adjustment, if and as applicable,
(the “April 2014 Unreserved Lookback Amount”).
Any attempted exercise by such April 2014 Subscriber of any portion of such April 2014 Warrant as relates to more than the April 2014 Unreserved Lookback Amount shall be null and void, of no force or effect whatsoever, and shall not be honoured by the Company.

(k)For purposes of this Section 6.13, in the event that a April 2014 Subscriber assigns or transfers all or any portion of its commitment under the April 2014 Loan Agreement to make a April 2014 Advance (other than to Pinnacle), the assigning or transferring April 2014 Subscriber and the assignee or transferee of such commitment (other than Pinnacle) shall be treated as one and the same April 2014 Subscriber, including without limitation for purposes of the calculations contemplated by this Section 6.13 and for purposes of the obligation to transfer April 2014 Assets to Pinnacle should Pinnacle exercise its right to acquire April 2014 Assets as contemplated herein.”

(e)	The following definitions are added to section 7.1 (Certain Definitions) of the Shareholders Agreement in the appropriate alphabetical order:
‘“Alternate April 2014 Loan” has the meaning set forth in Section 6.13(i)(i).
“Alternate April 2014 Warrant” has the meaning set forth in Section 6.13(i)(v).
“April 2014 Advance” means a loan advance completed by an April 2014 Subscriber to the Company pursuant to the terms of the April 2014 Loan Agreement.
“April 2014 Asset” has the meaning set forth in Section 6.13(c).

“April 2014 Breakaway Warrants” means the aggregate entitlement of Global Opportunities Breakaway Ltd. under the warrant certificate(s) issued by the Company to Global Opportunities Breakaway Ltd. from time to time pursuant to section 3.2 of the April 2014 Loan Agreement, upon exercise of the warrants evidenced thereby, to a number of Common Shares up to the aggregate Common Share Entitlement(s) contained therein.
“April 2014 Harbinger Warrants” means the aggregate entitlement of Harbinger II S.à r.l. under the warrant certificate(s) issued by the Company to Harbinger II S.à r.l. from time to time pursuant to section 3.2 of the April 2014 Loan Agreement, upon exercise of the warrants evidenced thereby, to a number of Common Shares up to the aggregate Common Share Entitlement(s) contained therein.
“April 2014 Loan Agreement” means the Convertible Loan Agreement dated April 22, 2014, by and among the Company and the April 2014 Subscribers, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“April 2014 Lookback Period” means the period commencing on April 22, 2014, and ending on the Third April 2014 Anniversary, provided that such period as it applies to each April 2014 Subscriber shall be extended by any Funding Default Period referable to such April 2014 Subscriber.
“April 2014 PIK Securities” has the meaning set forth in Section 6.13(g).
“April 2014 Proportionate Amount” has the meaning set forth in Section 6.13(b)(i).
“April 2014 Subscriber” means (a) each of Harbinger II S.à r.l. and Global Opportunities Breakaway Ltd. and (b) any Entity Affiliate of Harbinger II S.à r.l. or Global Opportunities Breakaway Ltd. who becomes a party to the April 2014 Loan Agreement in connection with its assumption of a portion of one or more April 2014 Advances.
“April 2014 Unreserved Lookback Amount” has the meaning set forth in Section 6.13(j).
“April 2014 Warrants” means the April 2014 Harbinger Warrants and the April 2014 Breakaway Warrants, and, if issued, the Alternate April 2014 Warrants referable to such.
“First April 2014 Anniversary” means, with respect any April 2014 Subscriber, the first anniversary of the earlier of (a) the date such April 2014 Subscriber completes its funding under and pursuant to the April 2014 Loan Agreement and (b) the date upon which the Company terminates the obligation to make all or any remaining portion of the April 2014 Advance(s) that have not been advanced by, or for and on behalf of, such April 2014 Subscriber as if that date, whether unilaterally or with the written agreement of such April 2014 Lender.
“Minimum April 2014 Retained Original Interest” has the meaning set forth in Section 6.13(c).
“Proposed April 2014 Subscriber Transferor” has the meaning set forth in Section 6.13(i).
“Sliding April 2014 Adjustment” has the meaning set forth in Section 6.13(a)(ii).
“Sliding Proportionate April 2014 Amount” has the meaning set forth in Section 6.13(a)(ii).
“Third April 2014 Anniversary” means, with respect to any April 2014 Subscriber, the third anniversary of the earlier of (a) the date such April 2014 Subscriber completes its funding under and pursuant to the April 2014 Loan Agreement and (b) the date upon which the Company terminates the obligation to make all or any remaining portion of the April 2014 Advance(s) that have not been advanced by, or for and on behalf of, such April 2014 Subscriber as of that date, whether unilaterally or with the written agreement of such April 2014 Subscriber.”

(f)	The definition of “Fully Diluted Basis” in section 7.1 (Certain Definitions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:
““Fully Diluted Basis” means the aggregate number of Common Shares and Class VII Non-Voting Shares, assuming the issuance, conversion or exercise (as the case may be) into Common Shares and Class VII Non-Voting Shares of any and all options (including the vested portion of such options, including the Pinnacle Option, but excluding any unvested portion of such options, including the Pinnacle Option), warrants (but excluding any outstanding warrants, including any outstanding May 2013 Minimum Warrants, May 2013 Primary Warrants, November 2013 Warrants, January 2014

Warrants and April 2014 Warrants to the extent not yet exercisable on the date of any relevant determination of the number of Common Shares and Class VII Non-Voting Shares on a “Fully Diluted Basis”) and convertible or exchangeable securities issued by the Company (including without limitation the Common Shares underlying the Series V Special Shares and the Class VI Shares, but excluding the November 2013 Advances, the January 2014 Advances and the April 2014 Advances), in accordance with their respective terms.”

(g)	The definition of “Funding Default Period” in section 7.1 (Certain Definitions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

““Funding Default Period” means (a) with respect to any Backstop Lender and as to any Backstop Advance it is required to make under and pursuant to the Backstop Loan Agreement, the period commencing as of the date such Backstop Lender was required to make such Backstop Advance, (b) with respect to any May 2013 Lender and as to any May 2013 Advance it is required to make under and pursuant to the May 2013 Loan Agreement, the period commencing as of the date of such May 2013 Lender was required to make such May 2013 Advance, and ending as of the date such May 2013 Lender makes such May 2013 Advance, (c) with respect to any January 2014 Subscriber and as to any January 2014 Advance it is required to make under and pursuant to the January 2014 Loan Agreement, the period commencing as of the date of such January 2014 Subscriber was required to make such January 2014 Advance and ending as of the date such January 2014 Subscriber makes such January 2014 Advance and (d) with respect to any April 2014 Subscriber and as to any April 2014 Advance it is required to make under and pursuant to the April 2014 Loan Agreement, the period commencing as of the date of such April 2014 Subscriber was required to make such April 2014 Advance and ending as of the date such April 2014 Subscriber makes such April 2014 Advance.”

(h)	The definition of “PNK Prepayment” in section 7.1 (Certain Definitions) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

““PNK Prepayment” has the meaning set forth in the Backstop Loan Agreement, the May 2013 Loan Agreement, the November 2013 Loan Agreement, the January 2014 Loan Agreement, and the April 2014 Loan Agreement as the context may require.”
3.    Amendments to the Conversion Agreement.

(a)	The definition of “Aggregate Share Entitlement” in section 1.1 (Definitions) of the Conversion Agreement is hereby deleted in its entirety and replaced with the following:

““Aggregate Share Entitlement” means, in respect of Pinnacle as of the Conversion Date, the aggregate of (a) the number of Common Shares held by Pinnacle as registered holder, (b) the number of Common Shares to which Pinnacle is entitled upon the full exercise of the vested portion of the Pinnacle Option, (c) the number of Common Shares to which Pinnacle is entitled upon the full conversion (pursuant to this Agreement) of the Series V Special Shares held by Pinnacle, (d) the number of Common Shares to which Pinnacle is entitled upon the full conversion (pursuant to this Agreement) of the Class VI Preferred Shares, (e) the number of Common Shares to which Pinnacle is entitled upon the full exercise of the Pinnacle Warrants and (f) the number of Common Shares that Pinnacle will receive upon the full conversion (pursuant to this Agreement) of the Outstanding Loan it makes under the September 2013 Loan Agreement; but, excluding, for the avoidance of doubt, any Common Shares which Pinnacle holds or to which Pinnacle becomes entitled by reason of the exercise of its lookback rights pursuant to section 2.4 of the May 2013 Loan Agreement, section 6.2(b)(ii)(B), section 6.5, section 6.6, section 6.11 and /or section 6.12 and /or section 6.13 of the Third Amended and Restated Shareholders Agreement, as the case may be.”

4.    No Other Changes. Except as set forth in this Amendment, the Shareholders Agreement and the Conversion Agreement shall remain in full force and effect without any further changes or modifications.

5.    Amendments Apply to the Fourth Amended and Restated Shareholders Agreement attached to the Conversion Agreement. In addition to the amendments to the Shareholders Agreement made by those certain Amendments to the Third Restated Shareholders Agreement and Conversion Agreement, dated November 21, 2013, and that certain Second Amendment to the Third Amended and Restated Shareholders Agreement and Conversion Agreement, dated January 17, 2014, the parties acknowledge and agree that the amendments set forth in Section 2 (Amendments to the Shareholders Agreement) of this Amendment shall apply to the form of the Fourth Amended and Restated Shareholders Agreement attached as Schedule “C” to the Conversion Agreement dated September 23, 2013, as amended on November 21, 2013 and as further amended on January 17, 2014, by and among the Company, Harbinger II S.à r.l., Credit Distressed Blue Line Master Fund, Ltd., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Harbinger China Dragon Intermediate Fund, LP, Global Opportunities Breakaway Ltd., Blue Line ACDL, Inc., Breakaway ACDL, Inc., Pinnacle and PNK Development 31, LLC (the “Conversion Agreement”), to the extent applicable and with such reasonable changes as may be required to give effect to the intent hereof and thereof, including without limitation the inclusion of provisions set forth in Section 2(d) of this Amendment to the extent of any portion of the April 2014 Advances that has not been converted into Common Shares and the inclusion of provisions substantially identical to section 6.6 of such form of Fourth Amended and Restated Shareholders Agreement applicable to April 2014 Advances in respect and to the extent of any portion of the April 2014 Advances that has been converted into Common Shares from and after the Conversion Date (as defined in the Conversion Agreement).
6.    Governing Law. This Amendment shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without regard to any conflict of law principles thereof that would result in the application of the laws of any other jurisdiction. Each party submits to the exclusive jurisdiction of the Supreme Court of the Province of British Columbia for the purposes of all legal actions and proceedings arising out of or relating to this Amendment.
7.     Headings. The headings are for convenience only, do not form a part of this Amendment and are not intended to interpret, define or limit the scope, extent or intent of this Amendment or any of its provisions.
8.    Further Assurances. Each party will execute and deliver such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Amendment.

9.     Counterparts. This Amendment may be executed in as many counterparts as may be necessary and may be delivered by facsimile or electronically transmitted and each such counterpart will be deemed to be an original and such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties, intending to be legally bound, have executed and delivered this Amendment as of the date first referenced above.

ASIAN COAST DEVELOPMENT (CANADA) LTD.	Harbinger II S.À r.l.
Per: /s/ Stephen H. Shoemaker Name: Title:	Per: ___/s/ Philip Falcone Name: Title:
Per: __/s/ Keith M. Hladek Name: Keith M. Hladek Title: B Manager
BLUE LINE ACDL, INC.	BREAKAWAY ACDL, INC.
Per: _/s/ Keith M. Hladek Name: Keith M. Hladek Title: Chief Financial Officer	Per: _/s/ Keith M. Hladek Name: Keith M. Hladek Title: Chief Financial Officer
HARBINGER CHINA DRAGON INTERMEDIATE FUND, L.P., By: Harbinger Capital Partners II LP, its investment manager	CREDIT DISTRESSED BLUE LINE MASTER FUND, LTD., By: Harbinger Capital Partners II LP, its investment manager
Per: _/s/ Keith M. Hladek Name: Keith M. Hladek Title: Chief Financial Officer	Per: __/s/ Keith M. Hladek Name: Keith H. Hladek Title: Chief Financial Officer
GLOBAL OPPORTUNITIES BREAKAWAY LTD., By: Harbinger Capital Partners II LP, its investment manager	PNK DEVELOPMENT 18, LLC
Per: __/s/ Keith M. Hladek Name: Keith M. Hladek Title: Chief Financial Officer	Per: __/s/ Carlos Ruisanchez Name: C. Ruisanchez Title: Chief Financial Officer, Treasurer
PNK DEVELOPMENT 31, LLC
Per: _/s/ Carlos Ruisanchez Name: C. Ruisanchez Title: Exec. V.P., Chief Financial Officer, Treasurer

IN WITNESS WHEREOF the following parties, intending to be legally bound, have executed and delivered this Amendment as to the Conversion Agreement only as of the date first referenced above.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., By: Harbinger Capital Partners LLC, its investment manager	HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P., By: Harbinger Capital Partners LLC, its investment manager
Per: _____/s/ Keith M. Hladek Name: Title:	Per: ______/s/ Keith M. Hladek Name: Title: